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                                                       Exhibit 10.9
                   Wisconsin Gas Company

          Officers' Incentive Compensation Plan

                           1994



I.     OBJECTIVES

       The principal objectives of the Plan are:

       A. To motivate and to provide incentive for key officers of Wisconsin Gas Company to achieve superior operating results for the benefit of both customers and stockholders.

       B.   To assist in the retention of quality senior management.

       C. To yield competitive total compensation levels when performance goals are attained.

II.    ELIGIBILITY

       Participation in the Plan is limited to designated corporate officers of Wisconsin Gas. The Chief Executive Officer of WICOR will be responsible for recommending eligibility changes to the Compensation Committee of the Board of Directors of WICOR, Inc.

III.   AMOUNT OF POTENTIAL AWARD

       A. The minimum, target and maximum award opportunities for each officer, as a percentage of base salary, are as follows:

                                                               Award as % of Salary
                                                   -------------------------------------------
                       Position             Minimum              Target             Maximum
                   ---------------       -------------        ------------        ------------
                   President & CEO             0%                  40%                 60%
                   VP                          0%                  20%                 30%


       B. Only 50% of the President & CEO's award opportunity will be determined according to the provisions of this Plan. Of that 50%, 67% will be determined by Performance Plus and 33% will be determined by Net Income as a percentage of budget. The remaining 50% will be determined based on the WICOR Officers' Incentive Compensation Plan.
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IV.    PERFORMANCE CRITERIA AND OBJECTIVE SETTING

       A. Each executive's incentive award will be related to the achievement of Company performance goals, and a component reflecting individual performance.

       B. Total incentive opportunity is further based on the following measures:

            - 50% Performance Plus (Company-wide operational and financial incentive Plan)

            -   25% Net Income as a percentage of budget

            -   25% Individual

            Therefore, 75% of the total bonus opportunity is based on operational and financial results and 25% is based on individual performance.

            The individual portion of the incentive payout will be based on the individual's overall performance as measured against previously identified and agreed upon goals and objectives. The award may vary up to 150% of the individual performance portion of the target award, and will be determined and paid independently of Company financial performance.

       C. If the Compensation Committee of WICOR, Inc. determines that the Net Income level was inadequate or that services to customers did not meet corporate goals or standards developed, it may exercise discretion to reduce or eliminate any or all bonus payments.

V.     PERFORMANCE PERIOD

       Company performance goals will be for the 1994 calendar year.

VI.    BONUS AWARD DETERMINATION

       A. Performance Plus. Each year management will recommend specific goals for safety, customer service and cost effectiveness. Associated with various levels of performance for each goal will be a certain number of award points. The cumulative total of these points adjusted by a "multiplier", based on Net Income as a percent of budget, will determine the formula payout under this portion of the Plan.

            For 1994, the performance measures and related points and the "multiplier" are set forth in Exhibit I.

       B.   Net Income as a Percentage of Budget

            Actual net income as a percentage of budget will generate incentive compensation equal to 25% of the target award multiplied by the following percentages:
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

                                               Net Income Award Determination
                                      -------------------------------------------------
                                                       Net Income as        % of Target
                             Performance Level          % of Budget           Awarded
                            -------------------        -------------        -----------
                            Less than Threshold        Less than 87%            0.0%
                            Threshold                       87%                 1.0%
                            Target                         100%               100.0%
                            Maximum                        120%               150.0%

            For performance at levels between Threshold and Target or between Target and Maximum, award calculations will be pro-rated on a linear basis.

            For 1994, the amount of targeted net income is set forth in Exhibit 10.9a.

       C. Total performance awards will be calculated by combining the payouts from Performance Plus, Net Income and Individual Components.

VII.   FORM AND TIMING OF AWARD PAYMENTS

       A. Awards will be determined and paid as soon as practicable after the close of the Plan year.

       B. At each participant's discretion and with the concurrence of the Compensation Committee of WICOR, Inc., awards may be paid in one of three ways:

         1.     Lump Sum

         2. Partly in lump sum, and the remainder in deferred annual installments.

         3.     Completely in deferred annual installments.

       C. The Company will offer a deferred payment option to those officers who prefer not to receive their awards in current cash, following these guidelines:

         1. Deferred incentive award payments will be carried as an accrued liability with an interest rate (three-year treasury bill rate) credited each year.

         2. Deferral elections must be made prior to the end of the performance period, and a definite time period for deferral must be specified.

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VIII.    PLAN ADMINISTRATION

       A.   Compensation Committee:

         1.     The Plan will be administered by the Compensation
                Committee of the Board of Directors of WICOR, Inc.

         2. The Committee's administration is subject to approval of the Board of Directors of WICOR, Inc.

         3. The decisions of the Board are final and binding on all Plan participants.

         4. The Board retains the right to terminate or amend the Plan as it may deem advisable.

         5. In evaluating actual Company performance results in comparison with pre-established objectives established for the Plan year, and in establishing resulting incentive compensation levels, the Compensation Committee, at their sole discretion, may take unusual and unique factors into consideration as they deem appropriate. Similarly, the Committee may modify performance targets during the course of a Plan year if significant change takes place which would affect the measure.

         6. It shall be the Committee's responsibility to review the overall reasonableness of incentive compensation paid to participants of this Plan in relation to overall services performed and results obtained by the Company during the Plan year. The Committee shall make its determination on the basis of its judgement as to what constitutes satisfactory performance with respect to the fulfillment of the Company's mission or charter. Issues to be considered shall include, but not be limited to the following:

            a.    Quality and level of service provided to customers.

            b.    Health and safety considerations.

            c. Maintenance of specific required standards of performance.

            d.    Representation of shareholders' interests (including
                 Rate of Return achieved compared to allowed).

         Based upon this review, the incentive compensation paid to participants may be reduced or withheld so that the total compensation paid will be reasonable in relation to services performed. The decisions of the Committee are final and binding on all parties.

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       B.   Partial Year Participation:

         1. Participants must be employed by the Company on the last day of the Plan year in order to receive a bonus for that year. However, once earned, a bonus will be paid to a participant regardless of whether he/she is employed by the Company on the date payment is made.

         2. Awards for part year participants will be pro-rated based on the proportion of the year that the participant was in the Plan. This includes participants who terminate employment due to death, disability or retirement.

         3. Participants who terminate employment with the Company prior to the last day of the Plan year shall forfeit all rights to an incentive award payment under the Plan except for terminations due to death, retirement or disability.

         4.     A participant is deemed to be disabled if he/she
                becomes eligible for benefits under the Company's Long Term Disability Plan.
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                                                          Exhibit 10.9a
                      Wisconsin Gas Company
                   Incentive Compensation Plan
                    Formula Performance Goals
                              1994


                                     Performance Plus*
                                     -----------------
                                                                       Maximum
                                                                        Points
                                                                      ----------

1.     Customer Service
         Favorability/Customer Satisfaction                               10

2.     Safety
         On-the-Job Injuries                                               5
         Claims                                                            5

3.     Cost Effectiveness
         Operation & Maintenance Expense                                   5
         Change in Residential Rates                                       5
                                                                   -------------

       Maximum Total Points (Target = 20 points)                          30
                                                                   =============

4.     Multiplier


               Net Income as % of Budget             Multiplier
               -------------------------             ----------
               Less than 87%                           0.0000
               87%                                     0.0100
               90%                                     0.2385
               95%                                     0.6192
               100%                                    1.0000
               110%                                    1.1667
               120%                                    1.3333

* This is a summarization of the Performance Plus Plan which will govern the actual calculation of the payout amounts.

                           NET INCOME AS A % OF BUDGET

                    Minimum        (87%)         $19,819,000
                    Target        (100%)         $22,780,000
                    Maximum       (120%)         $27,336,000
/TABLE
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